Exhibit 10.1

Bank of America, N.A. Banc of America Bridge LLC Banc of America Securities LLC 9 West 57th Street New York, NY 10019	Lehman Brothers Commercial Bank Lehman Brothers Inc. Lehman Commercial Paper Inc. 745 Seventh Avenue New York, NY 10019

March 4, 2007
The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645

Project Pearl
Commitment Letter
$615,000,000 ABL Facility
$780,000,000 Senior Secured Bridge Facility
Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”), Banc of America Securities LLC (“BAS”), Lehman Brothers Commercial Bank (“LBCB”), Lehman Brothers Inc. (“Lehman”) and Lehman Commercial Paper Inc. (“LCPI” and, together with Bank of America, Banc of America Bridge, BAS, LBCB and Lehman, each a “Commitment Party” and, collectively, the “Commitment Parties”) that The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (the “Borrower” or “you”), intends to acquire (the “Acquisition”), directly or indirectly through one or more subsidiaries, all or substantially all of the issued and outstanding capital stock, or all or substantially all of the assets, of Pathmark Stores, Inc., a Delaware corporation (the “Target”). The Borrower, the Target and their respective subsidiaries are sometimes herein collectively referred to as the "Companies". For purposes of this Commitment Letter, “LBCB,” “LCPI” and “Lehman” shall mean LBCB, LCPI or Lehman, as the case may be, and/or any of their respective affiliates, as they shall determine to be appropriate to provide the services contemplated herein.

You have also advised us that you intend to finance the Acquisition, the costs and expenses related to the Transaction (as hereinafter defined), the repayment of certain existing indebtedness of the Companies (the “Refinancing”) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) a senior secured revolving credit facility of $615.0 million (the “ABL Facility”); (b) up to $780.0 million in gross proceeds from the issuance and sale by the Borrower of fixed rate or a combination of fixed and floating rate senior secured notes (the “Senior Secured Notes”) or, alternatively, up to $780.0 million of senior secured loans (such senior secured loans, the “Bridge Loans” and, together with any rollover loans and exchange notes related thereto, the “Bridge Advances”) under a bridge facility (the “Bridge Facility” and, together with the ABL Facility, the “Facilities”) made available to the Borrower as interim financing to senior secured notes or other securities of the Companies which may be issued after the Closing Date for the purpose of refinancing all or a portion of the outstanding Bridge Loans; (c) shares of common stock, par value $1.00 per share, of the Borrower in an amount no less than $169.0 million (the “Equity Consideration”); and (d) proceeds from the sale of up to 7.1 million Class A subordinate shares of Metro, Inc. or, if such sale results in net cash proceeds of less than $190 million, additional shares of common stock or preferred stock of the Borrower in an amount equal to the difference between $190.0 million and the net cash proceeds generated by such sale. The Acquisition, the Refinancing, the entering into and funding of the ABL Facility, the issuance and sale of the Senior Secured Notes or the entering into and funding of the Bridge Facility, the Equity Consideration, the sale of the Metro, Inc. equity securities and/or Borrower equity securities and all related transactions are hereinafter collectively referred to as the “Transaction”. The currently projected sources and uses of funds for financing the Transaction are as set forth on Schedule I hereto.

1.  Commitments. (a) In connection with the foregoing, Bank of America (the “Initial ABL Lender”) is pleased to advise you of its commitment to provide the full principal amount of the ABL Facility upon and subject to the terms and conditions set forth in this letter and in the summary of terms attached as Annex I and III hereto (collectively, the “Senior Financing Summary of Terms”). In addition, Bank of America is pleased to advise you of its willingness to act (either directly or through one of its affiliates or divisions) as the sole and exclusive administrative agent (in such capacity the “ABL Administrative Agent”) for the ABL Facility. BAS is pleased to advise you of its willingness, as sole lead arranger and sole book running manager (in such capacity, the “ABL Lead Arranger”) for the ABL Facility, to form a syndicate of financial institutions and institutional lenders (including the Initial ABL Lender) (collectively, the “ABL Lenders”) in consultation with you for the ABL Facility. In addition, BAS is pleased to advise you of its willingness to act as the sole and exclusive syndication agent and documentation agent for the ABL Facility, and will perform the duties and exercise the authority customarily performed by it in such roles.

(b) In connection with the foregoing, each of Banc of America Bridge and LBCB (each an “Initial Bridge Lender” and collectively the “Initial Bridge Lenders” and, together with the Initial ABL Lender, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide, upon and subject to the terms and conditions set forth in this letter and in the summary of terms attached as Annex II and III hereto (collectively, the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”), 60% and 40%, respectively, of the aggregate principal amount of the Bridge Facility. BAS and Lehman are pleased to advise you of their willingness, as joint lead arrangers and joint book running managers (it being understood that BAS shall appear on the “left” and Lehman shall appear on the “right” of any Information Memorandum or other offering materials in connection with the Bridge Facility) (in such capacities, the “Bridge Lead Arrangers” and, together with the ABL Lead Arranger, the “Lead Arrangers”) for the Bridge Facility, to form a syndicate of financial institutions and institutional lenders (including the Initial Bridge Lenders) (collectively, the “Bridge Lenders” and, together with the ABL Lenders, collectively, the “Lenders”) in consultation with you for the Bridge Facility. In addition, Banc of America Bridge is pleased to advise you of its willingness to act (either directly or through one of its affiliates or divisions) as the sole and exclusive administrative agent (in such capacity the “Bridge Administrative Agent” and, together with the ABL Administrative Agent, the “Administrative Agents”) for the Bridge Facility, and LCPI is pleased to advise you of its willingness to act as the sole and exclusive syndication agent for the Bridge Facility, and each will perform the duties and exercise the authority customarily performed by it in such a role.

(c) If you accept this Commitment Letter as provided below in respect of the ABL Facility, the date of the initial funding under the ABL Facility, and/or if you accept this Commitment Letter as provided below in respect of the Bridge Facility, the date of the initial funding of the Bridge Facility (or of the issuance and sale of the Senior Secured Notes in lieu of funding the Bridge Facility), in each case is referred to herein as the “Closing Date”, and the consummation of such initial funding or issuance and sale is referred to herein as the “Closing”.

(d) All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

2.  Conditions to Financing. The commitment of Bank of America in respect of the ABL Facility, the commitment of Banc of America Bridge and LBCB in respect of the Bridge Facility and the undertaking of BAS, Lehman and LCPI to provide the services described herein are each subject to the satisfaction of the conditions precedent set forth in Annex III hereto in addition to your acceptance of the separate confidential fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”).

3.  Syndication. The Lead Arrangers intend to commence syndication of each of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter related to each such Facility, and the commitment of Bank of America, Banc of America Bridge or LBCB hereunder, as the case may be, related to each such Facility shall be reduced dollar-for-dollar as and when corresponding commitments are received from the ABL Lenders or Bridge Lenders, as the case may be; provided that, notwithstanding the foregoing, the respective commitments of Bank of America, Banc of America Bridge or LBCB hereunder, as the case may be, shall not be so reduced to the extent

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that any ABL Lender or Bridge Lender, as the case may be, to whom commitments are syndicated fails to fund its commitment at Closing. You agree to assist actively, and to use your commercially reasonable efforts to cause the Target to assist actively, the Lead Arrangers in achieving a Successful Syndication (as defined in the Fee Letter), in the case of the ABL Facility, and Banc of America Bridge and LBCB, in the case of the Bridge Facility. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Target and its advisors to provide, the Commitment Parties upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information, evaluations and projections prepared by Companies and your and their advisors, or on your or their behalf, or as may be reasonably requested by the Lead Arrangers, relating to the Transaction, (b) your assistance in the preparation of one or more information memoranda (collectively, the “Information Memoranda”) to be used in connection with the syndication of each such Facility, (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships, (d) using your commercially reasonable efforts to obtain third-party collateral appraisals and commercial finance audits at least 30 days prior to the Closing Date, and (e) otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Target, available from time to time to attend and make presentations regarding your and the Target’s business and prospects at one or more meetings of prospective Lenders.

It is understood and agreed that the Lead Arrangers (as applicable) will manage and control all aspects of the syndication of each Facility in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in either Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms or otherwise mutually agreed. You agree that no other agents, co-agents or arrangers will be appointed and no other titles awarded, in each case in connection with the Facilities, unless otherwise agreed by you and the Lead Arrangers (as applicable). It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Lead Arrangers (as applicable).

Your agreements in this Section 3 shall continue and survive until the completion of a Successful Syndication of the Facilities (as determined by the Lead Arrangers (as applicable)) notwithstanding the Closing of the Facilities.

4.  Information Requirements. You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives (or on your or their behalf) or, to the best of your knowledge, by the Target or its subsidiaries or representatives (on its behalf) in connection with any aspect of the Transaction (the “Information”) is, as of each date furnished, and will be, when taken as a whole, complete and correct in all material respects and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives (or on your behalf) or, to the best of your knowledge, by the Target or its subsidiaries or representatives (or on its behalf) (the "Projections"), as of the date such Projections have been or are hereafter made available, have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time so that the representation, warranty and covenant in the immediately preceding sentence is and remains correct on the Closing Date and on such later date on which a Successful Syndication of the Facilities is completed. In issuing their respective commitments and in arranging and syndicating each of the Facilities, you recognize and confirm that each of the Commitment Parties is and will be using and relying on the Information and the Projections without independent verification thereof. In addition, you agree to furnish us with drafts of any registration statement and/or proxy statement prepared in connection with the Transaction and all correspondence to or from the SEC related thereto.

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You hereby acknowledge that (a) the Commitment Parties will make available Information and Projections (collectively, “Company Materials”) to the proposed syndicates of Lenders by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Companies or their securities) (each, a “Public Lender”). You hereby agree that: (a) you will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and include a reasonably detailed term sheet among such Company Materials and that all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Company Materials “PUBLIC,” you shall be deemed to have authorized each of the Commitment Parties and the proposed Lenders to treat such Company Materials as not containing any material non-public information with respect to the Companies or their securities for purposes of United States federal and state securities laws, it being understood that certain of such Company Materials may be subject to confidentiality requirements of the definitive loan documentation; (c) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (d) each of the Commitment Parties shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

5.  Fees and Indemnities. By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time on demand, upon presentation of supporting documentation (including actual legal invoices), for all reasonable documented out-of-pocket fees and expenses (including, but not limited to, (i) the reasonable fees, disbursements and other charges of Fried Frank Harris Shriver & Jacobson LLP, as counsel to the Commitment Parties, Riemer & Braunstein LLP, as counsel to Bank of America and BAS, and of any special and local counsel to the Commitment Parties or the Lenders retained by us or on our behalf and (ii) reasonable due diligence expenses, including, without limitation, fees and expenses related to field examinations, audits and appraisals) incurred in connection with the Facilities, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction, any similar transaction and any of the other transactions contemplated hereby, whether or not definitive documentation is executed or delivered or the Transaction is consummated, unless otherwise mutually agreed. You also agree to pay the Commitment Parties such arrangement, underwriting, agency, funding and other fees in amounts to be agreed upon in connection with the financing contemplated by this Commitment Letter.

You also agree to indemnify and hold harmless each Commitment Party and each Lender and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, provided, however, that in the event a final, non-appealable judgment is made to the effect that such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct, such Indemnified Party will be responsible for all damages, losses, liabilities and expenses assessed against the Indemnified Party as set forth in such final, non-appealable judgment and will remit to you or the Companies, as the case may be, any amounts previously reimbursed under this Section 5 prior to the entry of such final, non-appealable judgment. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to

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you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person), and that such Commitment Party shall be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

6.  Confidentiality; Arm’s Length Relationship. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained in connection with the Transaction, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summaries of Terms) (but not the Fee Letter) (a) on a confidential basis to the board of directors and advisors of the Target in connection with their consideration of the Transaction, (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (c) after prompt written notice to the Lead Arrangers of any legally required disclosure, as otherwise required by law or in response to a valid court order by a court or other governmental body.

You acknowledge that each of the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each of the Commitment Parties, agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Companies and your and their respective affiliates with the same degree of care as they treat their own confidential information. Each of the Commitment Parties further advises you that it will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each of the Commitment Parties is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning you, the Companies or any of your or its respective affiliates that is or may come into the possession of such Commitment Party or any of such affiliates.

In connection with all aspects of each transaction contemplated by the Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) the Facilities and any related arranging or other services described in the Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by the Commitment Letter; (b) in connection with the process leading to such transaction, the Commitment Parties each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (c) none of the Commitment Parties has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Commitment Party has advised or is currently advising you or your affiliates on other matters) and none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (d) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Commitment Parties have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory

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and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended, each of them may be required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow such Commitment Party as applicable, to identify you in accordance with such Act.

7.  Survival of Obligations. The provisions of numbered paragraph 4 (until a Successful Syndication shall have occurred) and paragraphs 5 and 6 (regardless of whether any definitive documentation for the Facilities shall be executed and delivered) shall remain in full force and effect notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder.

8.  Miscellaneous. This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute one original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier shall be effective as delivery of a manually executed counterpart thereof.

THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Each of you and each of the Commitment Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summaries of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of each of the Commitment Parties in the negotiation, performance, administration or enforcement hereof. Each of you and the Commitment Parties hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including, without limitation, the Summaries of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding, to the fullest extent permitted under applicable law, may be heard and determined in any such court. Each of you and the Commitment Parties waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter (together with the Summaries of Terms and the Fee Letter) embodies the entire agreement and understanding among each of the Commitment Parties, you and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matters hereof, other than the Engagement Letter, dated November 13, 2006, among you, BAS and Lehman. Those matters that are not covered or made clear herein or in the Summaries of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by any of the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter.

Except as otherwise provided in the following paragraph, this Commitment Letter is not assignable by any party without the prior written consent of the other parties hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. Nothing herein, express or implied, is intended to or shall confer upon any other third party any legal or equitable right, benefit, standing or remedy of any nature whatsoever under or by reason of this Commitment Letter.

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Each of the Commitment Parties reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to it in such manner as it and its affiliates may agree in their sole discretion. You also agree that each Commitment Party may at any time and from time to time assign all or any portion of its commitment hereunder to one or more of its adequately capitalized affiliates subject to the limitations set forth in this Commitment Letter.

All amounts payable by you under this Commitment Letter will be made in U.S. dollars and, in any case, shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. In addition, all such payments shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or provincial taxing authority, or will be grossed up by you for such amounts.

All respective commitments and undertakings of the Commitment Parties under this Commitment Letter with respect to the ABL Facility will expire at 5:00 p.m. (New York City time) on March 6, 2007, unless you execute this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments and return both of them to us prior to that time. All respective commitments and undertakings of the Commitment Parties under this Commitment Letter with respect to the Bridge Facility will also expire at that time unless you sign this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments and return each of them to us prior to that time. Thereafter, all accepted commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) March 4, 2008, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition, (i) in the case of the ABL Facility, without the use of the ABL Facility and (ii) in the case of the Bridge Facility, without use of the Bridge Facility, and (c) the acceptance by the Target of an offer for all or any substantial part of the capital stock or property and assets of the Target other than as part of the Transaction.

BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA IS OFFERING TO PROVIDE THE ABL FACILITY SEPARATE AND APART FROM BANC OF AMERICA BRIDGE’S AND LBCB’S OFFER TO PROVIDE THE BRIDGE FACILITY, (B) BANC OF AMERICA BRIDGE AND LBCB ARE OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM BANK OF AMERICA’S OFFER TO PROVIDE THE ABL FACILITY AND (C) BAS’ AND LEHMAN’S ENGAGEMENT WITH RESPECT TO AN OFFERING OF SENIOR SECURED NOTES OR SECURITIES PURSUANT TO THE ENGAGEMENT LETTER IS SEPARATE AND APART FROM (1) BANK OF AMERICA’S OFFER TO PROVIDE THE ABL FACILITY AND (2) BANC OF AMERICA BRIDGE’S AND LBCB’S OFFER TO PROVIDE THE BRIDGE FACILITY. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO ANY OR ALL OF THE FOREGOING.

We are pleased to have the opportunity to work with you in connection with this important financing.

[The remainder of this page intentionally left blank.]

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If the foregoing is in accordance with your understanding, please sign and return this Fee Letter to us.

Very truly yours,
BANK OF AMERICA, N.A. By: /s/ James G. Rose, Jr. Name: James G. Rose, Jr. Title: Managing Director
BANC OF AMERICA BRIDGE LLC By: /s/ James G. Rose, Jr. Name: James G. Rose, Jr. Title: Managing Director
BANC OF AMERICA SECURITIES LLC By: /s/ James G. Rose, Jr. Name: James G. Rose, Jr. Title: Managing Director
LEHMAN BROTHERS COMMERCIAL BANK By: /s/ Brian McNany Name: Brian McNany Title: Authorized Signatory
LEHMAN BROTHERS INC. By: /s/ Laurie Perper Name: Laurie Perper Title: Senior Vice President
LEHMAN COMMERCIAL PAPER INC. By: /s/ Laurie Perper Name: Laurie Perper Title: Senior Vice President

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The provisions of this Commitment Letter with respect to the ABL Facility are Accepted and Agreed to as of March 4, 2007:
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. By: /s/ William J. Moss Name: William J. Moss Title: Treasurer
The provisions of this Commitment Letter with respect to the Bridge Facility are Accepted and Agreed to as of March 4, 2007:
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. By: /s/ William J. Moss Name: William J. Moss Title: Treasurer

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CURRENTLY PROJECTED
SOURCES AND USES OF FUNDS1
(all amounts $ millions)

Sources		Uses

Excess Cash	$88.1	Purchase of Target Equity	$673.6
Proceeds from Sale of Metro Shares or common stock or preferred stock of Borrower	190.0	Refinancing of Target Debt	455.1
ABL Facility ($615)	119.6	Assumed Debt of Target (Leases)	166.7
Senior Secured Notes or Bridge Facility	780.0	Retired Debt of Borrower	134.9
Assumed Debt of Target (Leases)	166.7	Series A Warrants	40.2
Equity Consideration	188.6	Series B Warrants	70.2
Series C Warrants	40.2	Estimated Transaction Fees and Expenses	102.7
Series D Warrants	70.2

Total Sources	$1,643.4	Total Uses	$1,643.4

1  These sources and uses of funds are based on current projections, and the actual sources and uses may differ based on the cash resources and total debt of the Borrower and the Target in existence on the Closing Date. Any increases in Target debt permitted pursuant to the Acquisition Agreement will be assumed.

ANNEX I

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
$615,000,000 ABL FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified in the Commitment Letter to which this Annex I is attached.

Borrower:	The Great Atlantic & Pacific Tea Company, Inc. and certain of its subsidiaries to be mutually agreed (the “Borrower”).

Guarantors:	All material domestic subsidiaries of Borrower shall guarantee the obligations of the Borrower.

Sole Lead Arranger and Sole Book Runner:	Banc of America Securities LLC (“BAS” and, in such capacity, the “ABL Lead Arranger”) will act as sole lead arranger and sole book running manager.

Administrative and Collateral Agent:
Bank of America, N.A. through its Retail Finance Group will act as sole and exclusive administrative agent for the ABL Lenders (in such capacity, the “ABL Administrative Agent”) and as sole and exclusive collateral agent for the ABL Lenders (in such capacity, the “ABL Collateral Agent” and, together with the ABL Administrative Agent, the “ABL Agent”).

ABL Facility:
A $615.0 million (the “Loan Cap”) fully underwritten senior secured revolving credit facility (the “ABL Facility”), consisting of a $575.0 million revolver (the “Revolver”) and up to a $40.0 million last out revolver advance (the "Last Out Revolver Tranche"). The Last Out Revolver Tranche may be drawn at any time, and shall be required to be drawn if outstanding loans under the Revolver equal or exceed $100.0 million (the proceeds of which shall be used to repay the outstanding loans under the Revolver). After the Last Out Revolver Tranche has been drawn (in whole or in part), it may thereafter be repaid only as set forth below.
The Revolver shall have a sub-limit of $300.0 million for the issuance of standby and documentary letters of credit. Loans to the Borrower shall be limited to amounts available based on the Borrowing Base (but in no event in excess of the Loan Cap).

Increase Option:
Provided that there is no default or event of default then existing or would arise therefrom, the Borrower, at its option, may request that the ABL Facility be increased by an amount not to exceed $100.0 million. Any or all of the existing Lenders shall initially have the right of first refusal (but not the obligation) to increase their respective commitments to satisfy the Borrower’s requested increase of the ABL Facility. If the Lenders are unwilling to increase their commitments by an amount equal to the requested increase, BAS, in consultation with the Borrower, will use its reasonable efforts to obtain one or more financial institutions which are not then lenders (which financial institution may be suggested by the Borrower) to become party to the loan documentation and to provide a commitment to the extent necessary to satisfy the Borrower’s requested increase in the ABL Facility, provided that any such additional lender(s) shall be reasonably satisfactory to the ABL Agent and the Borrower. The Borrower shall pay the Agent and the Lenders fees which are customary and appropriate for the exercise of the Increase Option.

Lenders:	Bank of America, N.A. (the “Bank”) and a syndicate of financial institutions arranged by ABL Agent and BAS in consultation with the Borrower.

Purpose:
To finance a portion of the Acquisition and to finance other general corporate purposes and working capital of the Borrower and its subsidiaries, including debt repayment, capital expenditures, permitted acquisitions, permitted distributions, stock repurchases, and the issuance of standby and documentary letters of credit. The ABL Facility may be used to pay cash consideration to holders of up to 10% of Target’s shares of common stock outstanding immediately prior to the Closing Date who have exercised dissenters’ rights in accordance with the terms of the Acquisition Agreement.

Closing Date:	A mutually agreed upon date to be determined but in any event on or before March 4, 2008.

Maturity:	Five years from the Closing.

Security:
The ABL Facility (and all cash management services and other bank products provided to any of the Borrower or Guarantors by the ABL Agent or its affiliates) will be secured by a first priority (subject to exceptions to be mutually agreed) perfected security position on all real and personal property of the Borrower and Guarantors, including, without limitation, all inventory, accounts, prescription lists, owned real property (to the extent the granting of such security interest would not require the Borrower’s 9⅜% Senior Quarterly Interest Bonds due 2039 (“QUIBS”) to be equally and ratably secured by such security interest in accordance with Section 1008(d) of the Borrower’s indenture, dated as of January 1, 1991, governing the QUIBS), material leased real properties of the Borrower and the Target (other than for leased material real properties for which landlord consent is required and not obtained following the Borrower’s good faith efforts; provided such good faith efforts shall not require any accommodation to the landlord including accepting any increase in rent), investment property (including the capital stock of all subsidiaries, other than A&P Bermuda Limited and A&P Luxembourg S.á.r.l.), contract rights, documents, supporting obligations and letter-of-credit rights, instruments, money, cash, cash equivalents, securities and other property of any kind, deposit accounts, credits, and balances with any financial institution with which the Borrower maintains deposits, commercial tort claims, all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property, and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, and claims against third parties, excluding the Borrower’s Class A subordinate shares of Metro, Inc. (the “Metro Shares”), the Bridge Collateral (defined below) and other exceptions to be mutually agreed (collectively, the “ABL Collateral”).
In addition, the ABL Facility (and all cash management services and other bank products provided to any of the Borrower or Guarantors by the ABL Agent or its affiliates) will be secured by a second priority (subject to exceptions to be mutually agreed) perfected security position on all of the collateral securing the Bridge Facility on a first priority basis, as set forth in the Bridge Summary of Terms (collectively, the “Bridge Collateral” and, together with the ABL Collateral, the “Collateral”), excluding a security interest in any voting stock of (or other ownership or profit interests in) A&P Bermuda Limited or the Metro Shares.
All proceeds from the liquidation of the ABL Collateral from the Borrower and the Guarantors shall be first applied to obligations other than the Last Out Revolver Tranche, and after payment of such obligations will be applied to the Last Out Revolver Tranche.
All of the above described pledges, security interests, and mortgages shall be created on terms, and pursuant to documentation based upon the Borrower’s existing credit facility (the “Existing Credit Facility”), with such additions and modifications thereto as the ABL Agent and the Borrower may reasonably agree to reflect the proposed transaction, including, without limitation, an intercreditor agreement with the Bridge Lenders as contemplated in the Bridge Summary of Terms.

Borrowing Base:
The aggregate amount of loans made and letters of credit issued under the Revolver (including the Last Out Revolver Tranche) shall at no time exceed the lesser of the Loan Cap or the Borrowing Base.
The Borrowing Base shall be calculated as follows:
The sum of (i) the Inventory Advance Rate multiplied by the net appraised recovery value of Eligible Inventory, plus (ii) the Receivables Advance Rate multiplied by the face amount of Eligible Credit Card Receivables, plus (iii) the Script List Advance Rate multiplied by the most recent forced liquidation appraised value of Eligible Prescription Lists, plus (iv) the Coinstar Advance Rate multiplied by the face amount of Eligible Coinstar Receivables, plus (v) the Prescription Advance Rate multiplied by the face amount of Eligible Prescription Receivables, plus (vi) the Real Estate Advance Rate multiplied by the most recent forced liquidation appraised value of Eligible Real Estate, plus (vii) at the election of the Borrower to be exercised by written notice at least 15 business days prior to the Closing Date, for the twelve month period after the Closing Date only, the lesser of (A) the Leasehold Advance Rate multiplied by the most recent forced liquidation appraised value of Eligible Leaseholds, or (B) the Leasehold Cap, minus (viii) a Closing Date Reserve of $200.0 million (which reserve shall be eliminated immediately following the consummation of the Acquisition), minus (ix) such reserves as the ABL Agent may establish from time to time on a basis consistent with the Existing Credit Facility, with such additions and modifications thereto as the ABL Agent and the

Borrower may reasonably agree to reflect the proposed transaction. In no event shall the amounts advanced against (x) Eligible Prescription Lists exceed 20% of the Borrowing Base, or (y) Eligible Real Estate and Eligible Leaseholds, in the aggregate, exceed 30% of the Borrowing Base.

The initial reserves and the definitions of “Eligible Inventory”, “Eligible Credit Card Receivables”, “Eligible Prescription Lists”, “Eligible Coinstar Receivables”, “Eligible Prescription Receivables”, “Eligible Real Estate” and “Eligible Leaseholds” shall, to the extent defined in the Existing Credit Facility, be based upon the Existing Credit Facility, with such additions and modifications thereto as the ABL Agent and the Borrower may reasonably agree to reflect the proposed transaction, and otherwise shall be mutually established following completion of an appraisal of the inventory, prescription lists, leasehold interests and real estate and a commercial finance examination. After the Closing Date, the ABL Agent may establish additional reserves or change any reserves on terms similar to those in the Existing Credit Facility, with such additions and modifications thereto as the ABL Agent and the Borrower may reasonably agree to reflect the proposed transaction.

Prior to the completion of a commercial finance audit and inventory appraisals satisfactory to the ABL Agent, (i) for the Revolver (excluding the Last Out Revolver Tranche), the Inventory Advance Rate against the Target's inventory shall be 54% and (ii) for the Last Out Revolver Tranche, the Inventory Advance Rate against the Target's inventory, when combined with the Inventory Advance Rate for the Revolver, shall be 59%. After the completion of a commercial finance audit and inventory appraisals satisfactory to the ABL Agent and for all times for the Borrower’s Eligible Inventory, (i) for the Revolver (excluding the Last Out Revolver Tranche), the Inventory Advance Rate shall be 90% and (ii) for the Last Out Revolver Tranche, the Inventory Advance Rate, when combined with the Inventory Advance Rate for the Revolver, shall be 95%.

For the Revolver and the Last Out Revolver Tranche the Receivables Advance Rate shall be 90%, the Coinstar Advance Rate shall be 85% and (i) for the Revolver (excluding the Last Out Revolver Tranche), the Prescription Advance Rate shall be 85% and (ii) for the Last Out Revolver Tranche, the Prescription Advance Rate, when combined with the Prescription Advance Rate for the Revolver, shall be 90%.

Prior to the completion of prescription lists appraisals satisfactory to the ABL Agent, the Script List Advance Rate against the Target's Eligible Prescription List shall be 68%. After the completion of prescription lists appraisals satisfactory to the ABL Agent and for all times for the Borrower's Eligible Prescription Lists, the Script List Advance Rate shall be 85%.
Prior to the completion of real estate appraisals satisfactory to the ABL Agent, (i) for the Revolver (excluding the Last Out Revolver Tranche), the Real Estate Advance Rate against the Target's Eligible

Real Estate shall be 50% and (ii) for the Last Out Revolver Tranche, the Real Estate Advance Rate against the Target's Eligible Real Estate, when combined with the Real Estate Advance Rate for the Revolver, shall be 60%, provided that the maximum amount advanced against Eligible Real Estate shall not exceed $60.0 million in the aggregate. After the completion of real estate appraisals satisfactory to the ABL Agent and at all times for the Borrower's Eligible Real Estate (i) for the Revolver (excluding the Last Out Revolver Tranche), the Real Estate Advance Rate shall be 50% and (ii) for the Last Out Revolver Tranche, the Real Estate Advance Rate, when combined with the Real Estate Advance Rate for the Revolver, shall be 60%.

The Leasehold Advance Rate shall be 40%. The Leasehold Cap shall be (a) $50.0 million for the first nine months after the Closing Date, (b) $37.5 million for the tenth month after the Closing Date, (c) $25.0 million for the eleventh month after the Closing Date, (d) $12.5 million for the twelfth month after the Closing Date, and (d) $0 thereafter.

Borrowing Options:
Borrowings under the Revolver shall be at the Alternate Base Rate (being the higher of the Prime Rate established by Bank of America, N.A. from time to time or the Federal Funds Effective Rate plus 0.50%) plus the Applicable Margin ("Prime Rate Loan") or the LIBOR Rate plus the Applicable Margin ("LIBOR Rate Loan"). LIBOR Rates will be quoted for one, two, three, or six months (and, if available to all Lenders, nine or twelve months). Prime Rate Loans shall require same business day’s notice. LIBOR Rate Loans shall require three business days’ advance notice. Interest on Prime Rate Loans will be due and payable quarterly in arrears. Interest on LIBOR Rate Loans will be payable at the end of each applicable interest period or quarterly in arrears, whichever is earlier. All interest shall be based on a 360-day year (or 365/366 in the case of Prime Rate Loans) and actual days elapsed.

Swing Line Option:
Swing line loans (“Swing Line Loans”) will be made available by the Bank on a same day basis in an aggregate amount not to exceed $50.0 million. All Swing Line Loans shall bear interest at the Prime Rate plus the Applicable Margin. Each Lender will acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan. Any such Swing Line Loan(s) will reduce availability under the Revolver on a dollar for dollar basis.

Applicable Margin:
At Closing, the Applicable LIBOR/Prime Rate Margin will be set at Level III of the first grid set forth below (if, prior to the Closing Date, the Borrower elects to include Eligible Leaseholds as a category in the Borrowing Base) or of the second grid set forth below (if, prior to the Closing Date, the Borrower elects not to include Eligible Leaseholds as a category in the Borrowing Base). Commencing six months after the Closing Date, the Applicable Margin will be based upon the applicable pricing grid below, based upon Excess Availability (to be defined in the definitive loan documents) as set forth below (dollars in millions):

Pricing Grid For such Period that Eligible Leaseholds are included in the Borrowing Base:

Level	Minimum Excess Availability	Revolver LIBOR Applicable Margin	Last Out Revolver Tranche LIBOR Applicable Margin	Revolver Prime Rate Applicable Margin	Last Out Revolver Tranche Prime Rate Applicable Margin	Revolver Unused Fee	Last Out Revolver Tranche Unused Fee
I	≥$325.0	1.25%	2.50%	0.25%	1.00%	0.25%	0.50%
II	≥$225.0, <$325.0	1.50%	2.75%	0.25%	1.25%	0.25%	0.50%
III	≥$125.0, <$225.0	1.75%	3.00%	0.25%	1.50%	0.25%	0.50%
IV	<$125.0	2.00%	3.25%	0.50%	1.75%	0.25%	0.375%

Pricing Grid for any Period that Eligible Leaseholds are not included in the Borrowing Base:

Level	Minimum Excess Availability	Revolver LIBOR Applicable Margin	Last Out Revolver Tranche LIBOR Applicable Margin	Revolver Prime Rate Applicable Margin	Last Out Revolver Tranche Prime Rate Applicable Margin	Revolver Unused Fee	Last Out Revolver Tranche Unused Fee
I	≥$325.0	1.00%	2.50%	0.00%	1.00%	0.25%	0.50%
II	≥$225.0, <$325.0	1.25%	2.75%	0.00%	1.25%	0.25%	0.50%
III	≥$125.0, <$225.0	1.50%	3.00%	0.00%	1.50%	0.25%	0.50%
IV	<$125.0	1.75%	3.25%	0.25%	1.75%	0.25%	0.375%

Letter of Credit Issuer:	Bank of America, N.A. or any of its affiliates.

Letter of Credit Fees:
Standby Letter of Credit Fees shall be set at the greater of the Revolver LIBOR Applicable Margin minus 0.25% or 1.00% per annum. Documentary Letter of Credit Fees will be set at 50% of the Revolver LIBOR Applicable Margin. In addition, the Borrower shall pay the Issuer customary fees for the negotiation and amendment of each Letter of Credit as agreed between the Borrower and the Issuer from time to time. Borrower shall pay the Issuer, for its own account, a fronting fee equal to 1/8 of 1% on the aggregate outstanding stated amount of all Letters of Credit, payable quarterly in arrears.

Default Pricing:	2.00% above the then Applicable Margin upon written demand at the election of the Majority Lenders following a payment or bankruptcy event of default.

Underwriting Fee:	Payable to the ABL Agent and the ABL Lead Arranger in the amounts and at the times as set forth in a Fee Letter of even date.

Agent’s Fee:	Payable to the ABL Agent in the amounts and at the times as set forth in a Fee Letter of even date.

Unused Fee:
An unused fee will be charged against the average daily undrawn amount of each of the Revolver and the Last Out Revolver Tranche, payable quarterly in an amount equal to the amount set forth in the definition of Applicable Margin.

Mandatory Prepayments:
(A) If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the lesser of the Loan Cap and the Borrowing Base in effect at such time, then the Borrower will immediately repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with such payments to be first applied to the Revolver and after the Revolver has been paid in full, the Last Out Revolver Tranche.

(B) Upon the occurrence and during the continuance of a Cash Control Trigger, all proceeds of ABL Collateral shall be deposited in a Concentration Account maintained by the ABL Agent and will be promptly applied by the ABL Agent on a daily basis to repay outstanding loans, and if an Event of Default then exists, to cash collateralize letters of credit.

(C) All proceeds from the sale or disposition of any ABL Collateral (other than in the ordinary course of business) shall be paid to the ABL Agent and applied by the ABL Agent to the outstanding obligations in a manner based upon the terms of the Existing Credit Facility, with such additions and modifications thereto as the ABL Agent and the Borrower may reasonably agree to reflect the proposed transaction.

(D) The application of proceeds from mandatory prepayments shall not reduce the commitments under the ABL Facility and such proceeds may be reborrowed subject to the terms of the definitive loan documentation.

Prepayments/Commitment Reduction:
The Borrower may prepay the amounts owed under the Revolver and reduce or terminate the total commitments under the Revolver from time to time in minimum amounts to be mutually agreed without penalty or premium. If the amounts owed on account of loans made under the ABL Facility are less than $75.0 million for five consecutive business days, the Borrower may prepay amounts owed under the Last Out Revolver Tranche. If the Last Out Revolver Tranche is prepaid in whole or in part, any borrowings under the ABL Facility thereafter requested shall, if loans under the Revolver then equal or exceed $100.0 million, be again made under the Last Out Revolver Tranche (the proceeds of which shall be used to repay the outstanding loans under the Revolver) until the Last Out Revolver Tranche is again fully borrowed before any further borrowings are made under the Revolver. The Borrower may also repay in full the Last Out Revolver Tranche and terminate the commitments therefor if at the time of such payment and termination (a) there are no loans outstanding under the ABL Facility (other than under the Last Out Revolver Tranche), (b) there is Excess Availability in an amount not less than 20% of the Borrowing Base for the Revolver, and (c) the Borrower has demonstrated to the ABL Agent on a pro forma basis, average Excess Availability for the next 12 months will not be less that 20% of the Borrowing Base for the Revolver. The Borrower may, prior to the Closing Date or at any time thereafter, upon prior notice to the ABL Agent cause the Borrowing Base to be modified by the termination of Eligible Leaseholds as a Borrowing Base category, as long as no overadvance would result therefrom. Any such termination, once made, may not be reversed and no further advances shall thereafter be made against Eligible Leaseholds.

Cash Management:
The Borrower shall maintain a concentration account with the Bank throughout the term of the ABL Facility. All collections and proceeds from collateral will be deposited either directly into the ABL Agent’s account with the Bank or as otherwise provided in the Existing Credit Facility, with such additions and modifications thereto as the ABL Agent and the Borrower may reasonably agree to reflect the proposed transaction. The Borrower shall establish cash management provisions reasonably acceptable to the ABL Agent based upon the terms of the Existing Credit Facility, with such additions and modifications thereto as the ABL Agent and the Borrower may reasonably agree to reflect the proposed transaction, provided that the Borrower shall not be obligated to obtain control agreements with any depository which is not an institution into which the collections and proceeds of collateral are concentrated. The ABL Agent shall not exercise control over cash unless and until Excess Availability is less than or equal to $75.0 million (the “Cash Control Trigger”) or (b) an event of default exists. In the event that Excess Availability exceeds the Cash Control Trigger for 30 consecutive days, or if the event of default is cured or waived, the ABL Agent shall relinquish control over cash until another Cash Control Trigger Event or event of default occurs, provided that in no event shall the ABL Agent be obligated to release cash control more than a number of times to be mutually agreed.

Financial Covenants:	Excess Availability shall not, at any time, be less than 10% of the Borrowing Base (calculated based on the advance rates for the Last Out Revolver Tranche).

Representations and Warranties:	Based upon the terms of the Existing Credit Facility, with such additions and modifications thereto as the ABL Agent and the Borrower may reasonably agree to reflect the proposed transaction.

Other Covenants:
Affirmative and negative covenants based upon the terms of the Existing Credit Facility, with such additions and modifications thereto as the ABL Agent and the Borrower may reasonably agree to reflect the proposed transaction (with carveouts, baskets and materiality thresholds to be mutually agreed)
ABL Agent will have the right to conduct periodic commercial finance exams and appraisals at the Borrower’s expense. As long as Excess Availability is (i) greater than $250.0 million, the ABL Agent may undertake one such exam and appraisal in any twelve month period, (ii) less than or equal to $250.0 million but greater than or equal to $100.0 million, the ABL Agent may undertake two such exams and appraisals in any twelve month period, and (iii) less than $100.0 million, the ABL Agent may undertake three such exams and appraisals in any twelve month period; provided that, the provisions of this clause (iii) shall not apply to real estate appraisals or prescription lists appraisals, to the end that only one or two such appraisals (as applicable) may be undertaken at the Borrower's expense prior to the occurrence of an Event of Default. In addition to the foregoing, the

Agent may undertake additional exams and appraisals at any time at its own expense and may undertake such exams and appraisals as it deemed necessary, at the Borrower’s expense, after the occurrence of an Event of Default.

Events of Default:
Events of Default based upon the terms of the Existing Credit Facility, with such additions and modifications thereto as the ABL Agent and the Borrower may reasonably agree to reflect the proposed transaction (with carveouts, baskets, and materiality thresholds to be mutually agreed).

Conditions Precedent:	Those specified in Annex III to the Commitment Letter.

Expenses:
Reasonable expenses for syndication, commercial finance exams, appraisals and reasonable legal fees and expenses of counsel for the ABL Agent and other out of pocket expenses of the ABL Agent and the ABL Lead Arranger will be paid by the Borrower whether or not the ABL Facility is closed.

Indemnification:
The Borrower agrees to indemnify and hold the ABL Lead Arranger, the ABL Agent, and the Lenders and their respective shareholders, directors, agents, officers, subsidiaries and affiliates harmless from and against any and all damages, actual out of pocket losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party by reason of or resulting from the transactions contemplated hereby except to the extent resulting from the gross negligence, bad faith or willful misconduct of any indemnified party. In all such litigation, or the preparation therefor, the Lead Arrangers, the ABL Agent and the Lenders shall be entitled to select their respective counsel (provided that, with respect to Lenders which are not the ABL Agent, such Lenders shall be limited to one counsel, absent a conflict of interest) and, in addition to the foregoing indemnity, the Borrower agrees to pay the reasonable fees and expenses of such counsel.

Assignments and Participations:
The Lenders will be permitted to grant participations or assignments of their loans and commitments. Any Lender will be permitted to assign a portion of Revolver (or Last Out Revolver Tranche) to another eligible lending institution (to be defined in the definitive documentation) in minimum amounts of $10.0 million, subject to customary provisions of participation or assignment transactions. Except during the continuance of an event of default, the Borrower shall have the right to consent to any such assignment, such consent not to be unreasonably withheld or delayed.

Voting Rights:
Lenders holding at least a majority of all of the outstanding commitments (the "Majority Lenders") for all amendments and waivers, provided that certain events shall require consent of all Lenders directly affected thereby.

ABL Agent’s Counsel:	Riemer & Braunstein, LLP.

Governing Law:	New York.

ANNEX II-A
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

$780,000,000 SENIOR SECURED BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:	Same Borrower as in the ABL Summary of Terms.

Guarantors:
Same Guarantors as in the ABL Summary of Terms. The Bridge Loans will be guaranteed on a senior secured basis by the Guarantors. Any Guarantor no longer required to guarantee the ABL Facility in accordance with the terms thereof will be automatically released from its obligations to guarantee the Bridge Loans.

Joint Lead Arrangers and Joint Book Managers:
Banc of America Securities LLC (“BAS”) and Lehman Brothers Inc. (“Lehman”) will act as joint lead arrangers and joint book running managers for the Bridge Facility (in such capacity, the “Bridge Lead Arrangers”).

Initial Bridge Lenders:
Banc of America Bridge LLC or an affiliate thereof (“Banc of America Bridge”), Lehman Brothers Commercial Bank (“LBCB” and, together with Banc of America Bridge, the “Initial Bridge Lenders”) and other financial institutions and institutional lenders acceptable to the Bridge Lead Arrangers (the “Bridge Lenders”).

Administrative and Collateral Agent:
Banc of America Bridge will act as sole and exclusive administrative agent for the Bridge Lenders (in such capacity, the “Bridge Administrative Agent”) and as sole and exclusive collateral agent for the Bridge Lenders (in such capacity, the “Bridge Collateral Agent”).

Syndication Agent:	Lehman Commercial Paper Inc. (“LCPI”) will act as sole and exclusive syndication agent for the Bridge Facility (in such capacity, the “Bridge Syndication Agent”).

Bridge Facility:	Up to $780.0 million of senior secured bridge loans (the “Bridge Loans”). The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Security:
The Borrower and each of its Subsidiaries will grant the Bridge Collateral Agent, for the benefit of the Bridge Lenders, valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in general intangibles (including payment intangibles, software, trademarks and other intellectual property), 65% of the voting stock of (or other ownership or profit interests in) A&P Bermuda Limited (which will own, directly or indirectly, at least 10.9 million Metro Shares at the Closing Date) and all proceeds and products of the foregoing (collectively, the “Bridge Collateral”). In addition, in the event of bankruptcy and insolvency defaults, the Borrower and each applicable Subsidiary will grant the Bridge Collateral Agent, for the benefit of the Bridge Lenders, valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in the Metro Shares.

In addition, the Borrower and each of its Subsidiaries will grant the Bridge Collateral Agent, for the benefit of the Bridge Lenders, valid and perfected second priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the collateral securing the ABL Facility on a first priority basis, as set forth in ABL Summary of Terms (collectively, the “ABL Collateral” and, together with the Bridge Collateral, the “Collateral”).

The liens and security interests granted to the Bridge Collateral Agent for the benefit of the Bridge Lenders in the ABL Collateral will be subject to a first priority lien in favor of Bank of America, N.A. through its Retail Finance Group, in its capacity as collateral agent (the “ABL Collateral Agent”) for the benefit of the ABL Lenders, pursuant to the Intercreditor Agreement referred to below.

Intercreditor Agreement:
The Bridge Collateral Agent and the ABL Collateral Agent will enter into an intercreditor agreement (the “Intercreditor Agreement”) in form and substance reasonably satisfactory to the Bridge Administrative Agent and the ABL Agent, BAS and Lehman providing, among other things, that (i) the lien of the Bridge Collateral Agent for the benefit of the Bridge Lenders in the ABL Collateral shall be subordinate to the lien of the ABL Collateral Agent in such ABL Collateral for the benefit of the lenders under the ABL Facility, (ii) the Bridge Collateral Agent and the Bridge Lenders shall have limited voting rights with respect to releases of ABL Collateral and (iii) prior to the termination of the Bridge Facility and the repayment in full of all Bridge Advances, the Bridge Collateral Agent and the Bridge Lenders shall have the exclusive right to administer, perform and enforce (or not enforce) the terms of the security documents with respect to the Bridge Collateral, subject to certain limited rights of access on behalf of the ABL Collateral Agent on behalf of the lenders under the ABL Facility.

Ranking:
The Bridge Loans will be senior secured obligations of the Borrower, ranking equally in right of payment with all of Borrower’s existing and future senior secured obligations and senior to all of Borrower’s future subordinated obligations. The Guarantees will be senior secured obligations of each Guarantor, ranking equally with all existing and future senior secured obligations of such Guarantor and senior in right of payment to any future subordinated obligations of such Guarantor. The Bridge Loans and the Guarantees will be effectively subordinated to all indebtedness which may become outstanding under the ABL Facility with respect to the ABL Collateral, to the extent of the value of those assets.

Purpose:	To finance a portion of the Acquisition, to refinance certain existing debt of the Borrower, the Target and their respective subsidiaries and to pay related fees and expenses.

Closing Date:	March 4, 2008.

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Interest Rate:
Interest shall be payable quarterly in arrears at a rate per annum equal to the three month LIBOR in effect from time to time plus the Applicable Margin. The Applicable Margin for Bridge Loans shall be 575 basis points and will increase by an additional 50 basis points at the end of each subsequent three-month period for so long as the Bridge Loans are outstanding; provided that the interest rate shall not exceed 12.00% per annum (the “Total Cap”). Notwithstanding the foregoing, following the occurrence of a payment or bankruptcy event of default, the applicable interest rate shall be increased by an additional 2.00% per annum.

Maturity:	Twelve months from the date of initial advance (the “Bridge Loan Maturity Date” or “Rollover Date”).

Optional Prepayment:
The Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:
The Borrower will prepay the Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of any debt securities or equity securities of the Borrower, the Target or any of their respective subsidiaries; (ii) subject to customary exceptions to be agreed and only to the extent such amounts are not required to be paid to the ABL Lenders under the ABL Facility, the net proceeds from any other indebtedness incurred by the Borrower or any of the Borrower’s subsidiaries; and (iii) subject to customary exceptions to be agreed and only to the extent such amounts are not required to be paid to the ABL Lenders under the ABL Facility, the net proceeds from asset sales (including, without limitation, the sale or disposition of any Bridge Collateral or any of the Metro Shares) by the Borrower or any of the Borrower’s subsidiaries, subject to the right of the Borrower, in the case of sales of stores, warehouses and other assets in the ordinary course of business and consistent with past practice in an aggregate amount not to exceed $25.0 million per year, to reinvest such proceeds within 15 months or commit to reinvest such proceeds within 12 months and, if so committed to reinvestment, reinvest within 180 days after such commitment.

Change of Control:
In the event of a Change of Control, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans, plus accrued and unpaid interest thereon to the date of prepayment without any premium (other than, in the case of Exchange Notes the interest rate for which has been fixed in accordance with the terms set forth in Annex II-C, a prepayment fee equal to 1.00% of such outstanding principal amount). Prior to making any such offer, the Borrower will, within 30 days of the Change of Control, repay all obligations under the ABL Facility or obtain any required consent of the ABL Lenders under the ABL Facility to make such prepayment of the Bridge Loans.

Conversion into Rollover Loans:	If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Bridge Loan Maturity Date, the principal amount of

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the Bridge Loans outstanding on the Rollover Date may, subject to the conditions precedent set forth in Annex II-B, be refinanced by senior secured rollover loans with a maturity of seven years from the Rollover Date (the “Rollover Loans” and, together with the Bridge Loans, the “Bridge Advances”) and otherwise having the terms set forth in Annex II-B. On or after the Rollover Date, the Bridge Lenders will have the right to exchange the notes evidencing the outstanding Rollover Loans advanced by them having an aggregate principal amount exceeding $50.0 million to the Borrower for Exchange Notes of the Borrower having the terms set forth in Annex II-C.

Conditions Precedent to Initial Funding:	Those specified in Annex III to the Commitment Letter.

Covenants:
Usual and customary for financing transactions of this type, including without limitation (a) a negative pledge on the Metro Shares and the capital stock of A&P Bermuda Limited and A&P Luxembourg S.á.r.l., and (b) affirmative covenants similar to those contained in the ABL Facility and negative covenants customary for high yield financings of issuers of similar credit quality (which would be intended to be based on negative covenants contained in the proposed offering of Senior Secured Notes) (with such additions and modifications thereto as the Bridge Lead Arrangers and the Borrower may reasonably agree to reflect the proposed transaction).

Representations and Warranties, Events of Default, Waivers and Consents:
Similar to those contained in the ABL Facility (with such additions and modifications thereto as the Bridge Lead Arrangers and the Borrower may reasonably agree to reflect the proposed transaction) (except that only a cross acceleration default shall apply with respect to defaults under the ABL Facility or other material indebtedness).

Right to Assign Bridge Loans:
The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge Lead Arrangers. In addition, the Initial Bridge Lenders may share their respective commitments with any third party only with the prior written consent of the Bridge Lead Arrangers. Notwithstanding the foregoing, if the Initial Bridge Lenders hold less than 51% of the aggregate amount of Bridge Advances, the Initial Bridge Lenders shall be deemed to hold 51% of the aggregate amount of Bridge Advances such that the Initial Bridge Lenders can at all times approve any amendment or waiver of the provisions of the loan agreement and other definitive credit documentation, except any such amendment or waiver requiring the consent of all Bridge Lenders holding Bridge Advances.

Governing Law:	New York.

Expenses:
The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the legal fees of the Bridge Lead Arrangers’ counsel, regardless of whether or not the Bridge Facility is closed. The Borrower will also pay the expenses of each Bridge Lender in connection with the

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enforcement of any of the loan documentation related to the Bridge Facility.

Counsel to Bridge Lead Arranger:	Fried Frank Harris Shriver & Jacobson LLP.

Fees:	As provided in the Fee Letter.

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ANNEX II-B
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

$780,000,000 SENIOR SECURED ROLLOVER FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Same Borrower as in ABL Summary of Terms and Bridge Summary of Terms.

Guarantors:	Same Guarantors as in ABL Summary of Terms and Bridge Summary of Terms. The Rollover Loans will be guaranteed on the same basis as the Bridge Loans.

Rollover Facility:
Senior secured subordinated rollover loans (the “Rollover Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower in one drawing on the Rollover Date. The Rollover Loans will be governed by the definitive documents for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Security:	Same as Bridge Loans.

Ranking:	Same as Bridge Loans.

Interest Rate:
At the Rollover Date, the interest rate on the Rollover Loans will be a rate per annum equal to the three month LIBOR in effect on the Rollover Date plus the Applicable margin on Bridge Loans in effect on the Rollover Date. For each three-month period after the Rollover Date the interest rate shall increase by 0.50%.

The interest rate on the Rollover Loans shall not exceed the Total Cap. Notwithstanding the foregoing, following the occurrence of a payment or bankruptcy event of default, the applicable interest rate shall be increased by an additional 2.00% per annum.
Interest on the Rollover Loans will be payable quarterly in arrears.

Maturity:	Seven years from the Rollover Date (the “Rollover Maturity Date”).

Optional Prepayment:
For so long as the Rollover Loans have not been exchanged for Exchange Notes as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent to any Rollover Loans:
The ability of the Borrower to refinance any Bridge Loans with Rollover Loans is subject to the following conditions being satisfied:
(a) at the time of any such refinancing, there shall exist no Event of Default or event which, with notice and/or lapse of time, could become an Event of Default;

(b)  all fees due to the Bridge Lead Arrangers and the Initial Bridge Lenders shall have been paid in full; and

(c)  no order, decree, injunction or judgment enjoining any such refinancing or the provision of any Rollover Loans shall be in effect.

Assignments and Participations:
The Bridge Lenders shall have the right to assign their interest in any Rollover Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge Lead Arrangers. The Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

Rollover Covenants and Events of Default:	From and after the Rollover Date, the covenants and events of default applicable to the Rollover Loans will conform to those applicable to the Exchange Notes.

Governing Law:	New York.

Expenses:	Same as the Bridge Loans.

Fees:	As provided in the Fee Letter.

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ANNEX II-C
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

$780,000,000 SENIOR SECURED EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Borrower:	Same Borrower as in ABL Summary of Terms and Bridge Summary of Terms.

Guarantors:	Same Guarantors as in ABL Summary of Terms and Bridge Summary of Terms.

Exchange Notes:
At any time on or after the Rollover Date, the notes evidencing the Rollover Loans due to the Bridge Lenders having a minimum aggregate principal amount of $50.0 million may, at the option of such Bridge Lenders, be exchanged for an equal principal amount of senior secured exchange notes of the Borrower (the “Exchange Notes”). The Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the Bridge Lead Arranger. The terms of the Exchange Notes will be substantially negotiated at the closing of the Bridge Loans and are intended to be based generally on the terms of the proposed offering of Senior Secured Notes. The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities for issuers of similar credit quality. Except as expressly set forth herein, the Exchange Notes shall have the same terms as the Rollover Loans.

Interest Rate; Redemption:
Each Exchange Note will bear interest at a fixed rate equal to the then applicable interest rate in effect on the Rollover Loans for which it is exchanged (plus 50 basis points if the Exchange Notes do not bear registration rights as described below under “Registration Rights”), but in no event in excess of 12.00% per annum (if they bear registration rights as described below) or 12.50% per annum (if they do not bear such registration rights). The Exchange Notes will be noncallable until the fourth anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to one-half of the coupon declining ratably to par on the date that is two years prior to maturity of the Exchange Notes. The Borrower may redeem up to 35% of the aggregate principal amount of the Exchange Notes, at a price of 100% plus the applicable coupon, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more equity offerings; provided, however, that the minimum outstanding principal amount of the Exchange Notes after such repurchase is not less than 65% of the amount of the original issue. The Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Registration Rights:	At the Borrower’s option, the Exchange Notes will bear the following registration rights:

Within 180 days after each issuance of Exchange Notes, the Borrower shall file with the Securities and Exchange Commission a shelf registration statement and/or an exchange offer registration statement with respect to an offer to exchange the Exchange Notes for publicly registered notes having identical terms and the Borrower shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the 270th day following each such issuance and, with respect to a shelf registration statement, keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for the greater of (a) two years or (b) as long as it is required by the Initial Bridge Lenders to resell the Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.25% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured or otherwise become inapplicable, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum.

Governing Law:	New York.

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ANNEX III
CONDITIONS PRECEDENT*

The commitments under the Commitment Letter, the closing and the initial extension of credit under the ABL Facility and the extension of the Bridge Loans under the Bridge Facility will be subject to the satisfaction of the following conditions precedent as applicable:

(a)  Prior to and during the syndication of the Facilities and the offering of the Senior Secured Notes, there shall be no offering, placement or arrangement of any equity securities, debt securities or bank financing by or on behalf of any of the Companies or any of their respective affiliates (other than (i) the Senior Secured Notes and (ii) pursuant to the Target’s existing credit agreement (including the “accordion” feature thereof) or, as an alternative to the accordion feature of the Target’s existing credit agreement, in mortgages not in excess of $40.0 million encumbering real property of the Target, in each case as permitted by the Acquisition Agreement (defined below)) that could reasonably be expected to, in the discretion of the Lead Arrangers, disrupt or materially interfere with the orderly syndication of the Facilities and the offering of the Senior Secured Notes.

(b)  Since the date of the Acquisition Agreement, no change, event or circumstance has occurred that has had a Company Material Adverse Effect (as defined in the Acquisition Agreement) that is continuing and no change, event or circumstance has occurred and is continuing that would reasonably be expected to have a Company Material Adverse Effect.

(c) The Acquisition shall have been consummated in accordance with the Agreement and Plan of Merger dated as of the date of the Commitment Letter regarding the Acquisition (together with the disclosure letters related thereto, the “Acquisition Agreement”), and no provision of the Acquisition Agreement shall have been waived, amended or otherwise modified in a manner materially adverse to the Lenders without the prior written consent of the Lead Arrangers. The Lead Arrangers shall be reasonably satisfied in all material respects with the terms of any agreements that are material to the interests of the Lenders and are to be entered into in connection with the Acquisition Agreement. The Lead Arrangers acknowledge that the draft of the Acquisition Agreement dated March 2, 2007 is satisfactory to the Lead Arrangers. No agreement, order or decree has been entered into or issued requiring one or more of the Companies to hold separate (including by trust or otherwise), divest, dispose of or sell any of their respective businesses or assets with aggregated Allocated Amounts (as defined in the Acquisition Agreement) in excess of the Threshold Amount (as defined in the Acquisition Agreement).

(d) (i) In the case of the Bridge Loans, all conditions to drawing under the ABL Facility on the Closing Date shall have been satisfied, and (ii) in the case of the ABL Facility, the Borrower shall have received $780.0 million in gross proceeds from the advance of the Bridge Loans or the issuance and sale by the Borrower of the Senior Secured Notes.

(e) The Borrower shall use commercially reasonable efforts to obtain a rating for the Senior Secured Notes from each of Moody’s and S&P.

(f) The Lead Arrangers and the Lenders shall have received (i) such audited, unaudited, pro forma and other financial statements, schedules and information of the Borrower and its subsidiaries and the Target and its subsidiaries of the type that would be required in a registered public offering on Form S-1 under the Securities Act and/or that would be necessary for such investment banks to receive customary “comfort” (including “negative assurance” comfort) from independent accountants of the Borrower and the Target in connection with the offering of the Senior Secured Notes (but excluding information required by Regulation S-X Rule 3-10 to the extent not available after your use of commercially reasonable efforts); and (ii) forecasts prepared by management of the Companies, each in the same form as the Projections, on a monthly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Facilities.

(g) (x) In the case of the ABL Facility and the Bridge Facility, the Companies shall have completed and made available to the Lead Arrangers and potential Lenders one or more Information Memoranda (including a separate information memorandum for both public and private investors) to be used in connection with the syndication of the Facilities a reasonable amount of time after the date of the Commitment Letter, (y) in the case of the Bridge Facility, not later than 20 days prior to the Closing Date, the Companies shall have completed and made available to the Lead Arrangers and potential investors copies of one or more offering memoranda for the offering and sale of the Senior Secured Notes containing such disclosures of the type that would be required in a registered public offering on Form S-1 under the Securities Act (with such exceptions as are mutually agreed) and as otherwise customary for Rule 144A offerings of securities similar to the Senior Secured Notes, and (z) senior management of the Companies (including the Target) shall have made themselves available for rating agency presentations and roadshows and other meetings with potential lenders in the ABL Facility and potential investors for the Senior Secured Notes as required by the Lead Arrangers in their reasonable judgment to syndicate the ABL Facility and to market the Senior Secured Notes.

(h) The negotiation, execution and delivery of mutually satisfactory definitive documentation with respect to the Facilities (the “Facilities Documentation”), providing for valid and perfected (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in the collateral securing the ABL Facility and the Bridge Facility or the Senior Secured Notes, as the case may be, including without limitation customary certificates and opinions. The Facilities Documentation shall not contain any conditions precedent to the funding of the Facilities on the Closing Date other than the conditions expressly set forth in the Commitment Letter or this Annex III thereto.

Notwithstanding anything in the Commitment Letter, Annexes I, II or III thereto, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Borrower, the Target, their subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in the Commitment Letter and this Annex III are satisfied (it being understood that, to the extent any Collateral (other than (x) the pledge and perfection of the security interests in capital stock of U.S. subsidiaries held by the Borrower or any Guarantor and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed. For purposes hereof, “Specified Representations” means representations and warranties relating to legal existence, corporate power and authority, the due authorization and execution and enforceability of the Facilities Documentation, Federal Reserve margin regulations, solvency, the Investment Company Act, status of the ABL Facility as senior debt and, to the extent set forth above, validity and perfection of security interests granted in the Collateral.

*  Capitalized terms not otherwise defined herein have the same meanings as specified in the Commitment Letter to which this Annex I is attached.

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